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Exhibit 10.8.4

November 18, 2009

Mr. Philip O. Strawbridge
2403 SE 5th Terrace
Lees Summit, Mo. 64063

Dear Philip:

        This letter memorializes the agreement we have reached with you regarding your separation from EnergySolutions (the "Company").

1.
Termination of Employment. Your employment as Chief Financial Officer will terminate effective December 31, 2009, pursuant to Section 6(d) of the Executive Employment and Non-Competition Agreement dated March 23, 2006, as amended by the First Amendment to that Agreement, dated October 17, 2007, as further amended by the Second Amendment to that Agreement, dated October 30, 2007, and as further amended by the Third Amendment to that Agreement, dated March 3, 2008 (collectively the "Agreement"). Except as modified by the express terms of this letter agreement, all terms and provisions of the Agreement which survive the termination thereof shall continue to apply.

2.
Termination Payments and Benefits. The Company shall pay you the termination benefits described in Section 7 (a) of the Agreement.

3.
PTO. Upon termination of your employment, the Company will, in accordance with its current policies and applicable law, pay you for all unused PTO you accrued through December 31, 2009.

4.
BNGA Supplemental Executive Retirement Plan (SERP). The Company will contribute $580,000 to an annuity designated by you before December 31, 2009. This is the estimated accrued amount in the SERP at the end of 2009. The Company will be responsible for all taxes to be paid by you in accordance with the SERP.

5.
Laptop and Cell Phone. The Company has agreed that you may retain possession of the laptop and cellular phone/blackberry device currently issued to you. On or before January 15, 2010, you agree to meet with a member of the Company's IT department to have the laptop "cleaned" and purged of any Company confidential information and files, and to transfer to your name, or cancel if necessary, the cellular account.

6.
Vesting of Options and Restricted Stock Awards. In consideration of your agreement to provide to your successor Chief Financial Officer such assistance as the Company reasonably requests to facilitate an effective and efficient transition of your duties to your successor, the Company agrees, which agreement has been authorized by the Compensation Committee of the Board of Directors of the Company, that all options and restricted stock awards granted to you at any time, notwithstanding any provisions thereof to the contrary, shall (i) vest and become exercisable effective as of the dates such options and restricted stock awards would have vested according to their terms, and (ii) continue to be exercisable according to their terms as if your employment with the Company had continued through the full term of such options and restricted stock awards.

7.
Noncompete; Nondisclosure; Nonsolicitation; Nondisparagement. You acknowledge and agree that nothing in this letter agreement shall modify your obligations under Sections 8 and 9 of the Agreement.

8.
General Release. Pursuant to the provisions of Section 7(a) of the Agreement, you agree that in consideration of the payments and benefits described herein, the receipt and sufficiency of which you hereby acknowledge, on your own behalf, and on behalf of your heirs and assigns, and all persons claiming under you, that effective as of the Termination Date you hereby fully and forever unconditionally release and discharge EnergySolutions, Inc., all of its affiliated and related corporations and companies, their predecessors, successors and assigns, together with their divisions and departments, and all past or present officers, directors, employees, insurers and agents of any of them (hereinafter referred to collectively as "Releasees"), of and from, and you covenant not to sue or assert against Releasees, for any purpose, all claims, administrative complaints, demands, actions and causes of action, of every kind and nature whatsoever, whether at law or in equity, and both negligent and intentional, arising from or in any way related to your employment by the Company, based in whole or in part upon any act or omission occurring on or before the date of this general release, without regard to your present actual knowledge of the act or omission, which you may now have, or which you, or any person acting on your behalf may at any future time have or claim to have, including specifically, but not by way of limitation, matters which may arise at common law or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Protection Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, and the Equal Pay Act. You warrant that you have not assigned or transferred any right or claim described in this general release. You expressly assume all risk that the facts and law concerning this general release may be other than as presently known to you. You acknowledge that, in signing this general release, you are not relying on any information provided to you by Releasees or upon Releasees to provide information not known to you.

  The Company also hereby releases you from any claims that it has or may have against you, if these claims arise out of actions which were taken by you in good faith and in the manner that you reasonably believed to be in the best interest of the Company, and in the case of a criminal proceeding, that you had no reasonable cause to believe that your conduct was unlawful. If the Company brings litigation or arbitration against you for any matter which you are not hereby released, you shall be entitled to recover from the Company your attorney fees and costs if you are the prevailing party. In the event you are named as a defendant in any litigation, arbitration or other proceeding involving the Company where you are required to defend yourself with respect to events which relate to or occurred during your employment with the Company, the Company shall be responsible for providing a defense to, and indemnify you to the same extent and under the same conditions as if you were still an officer of the Company. Also if you have to bring an action, litigation, arbitration or proceeding to enforce this agreement, then you shall be entitled to all reasonable attorney's fees and costs incurred if you are the prevailing party in the matter.

9.
Waiver of Review Period. You acknowledge that you execute this letter agreement voluntarily, without coercion or duress, intending to be legally bound. You further acknowledge that the Company provided you with a copy of this letter agreement for your review and consideration on November 10, 2009, and advised you that you have twenty-one (21) days in which to consider and review this letter agreement prior to signing it, and that you have knowingly waived that twenty-one (21) day review period prior to your execution of this letter agreement. You further acknowledge that for a period of seven (7) days following the execution of this letter agreement, you may revoke this agreement by providing notice of such revocation to the Company. You agree that any such notice shall be given to EnergySolutions, Inc., Attn. Val John Christensen, 423, West 300 South, Salt Lake City, Utah 84101. Such notice, if given, must be actually received by the Company (7) days following your execution of this letter agreement. You agree that if you exercise your revocation right, the respective rights and obligations of the parties to this agreement will be automatically void and you will immediately pay to the Company, upon demand, any and all payments made by the Company to you under this letter agreement.

10.
Remedies. In addition to any other legal or equitable remedies the Company may have, all unpaid payments and benefits described in this agreement shall be immediately canceled, terminated and forfeited in their entirety in the event you violate any of the provisions hereof.

11.
Governing Law. The laws of the State of Utah shall govern this agreement. This is the entire agreement between the parties. No other promises or agreements have been made to you except as stated in this agreement. This agreement may not be changed or modified except by a written document signed by the parties.

        Please signify your agreement with the foregoing by signing both original letters where indicated below and returning one original to me.

                      Sincerely,

                      Val John Christensen
                      President

ACCEPTED AND AGREED this 19 day of November, 2009.
/s/ PHILIP O. STRAWBRIDGE Philip O. Strawbridge

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  Exhibit 10.8.4